UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 29, 2006

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Employment Agreement for CEO.  At a meeting held on November 29, 2006 (the “Meeting”), the Compensation/Nomination Committee of the Board of Directors of the registrant (the “Committee”) approved a new three year employment agreement between the registrant and its Chairman, President and Chief Executive Officer, Thomas L. Hoy.  The agreement, which will become effective on January 1, 2007, replaces a similar three year employment agreement entered into by the registrant with Mr. Hoy in December 2005.  The earlier agreement was described in detail in the registrant’s proxy statement for its 2006 annual meeting of shareholders.

Under Mr. Hoy’s agreement, his annual base salary may be increased but will not be decreased during the three year term of the agreement.  Mr. Hoy’s annual base salary for 2007 remains unchanged from his 2006 base salary.  The agreement provides that Mr. Hoy will receive certain other benefits, including medical, dental and life insurance benefits, eligibility to participate in compensation plans including the annual incentive (bonus) plan and stock option plans, and participation in various retirement and supplemental retirement plans.

Under the agreement, in the event Mr. Hoy is terminated without cause (as defined), he will receive a lump-sum payment equal to the greater of (a) the amount of base salary payable to him during the remaining term of his agreement, or (b) one year’s base salary.  Also under the agreement, in the event of a change-in-control of the registrant (as defined) or if Mr. Hoy is assigned less significant duties, he may elect early retirement and receive an amount payable in installments (or in a lump-sum, in the event of unforeseeable emergency) equal to approximately three times his average annual taxable compensation for the five years preceding the event, as adjusted.  If any payment under the agreement results in Mr. Hoy’s becoming subject to a so-called “golden parachute” tax under applicable tax law, he will receive additional payments so that his net after-tax benefit is equal to the benefit he would have received if no such tax applied to him.  The agreement also contains non-competition provisions that may be triggered upon termination of employment.

The agreement provides that on or before each December 31st during the term of the agreement, the Committee will consider and vote upon a proposal to replace Mr. Hoy’s agreement with a new three year employment agreement having similar conditions and benefits.

Compensation Arrangement for New CFO.  Also at the Meeting, the Committee approved a compensation arrangement for the registrant’s newly-appointed Chief Financial Officer, Terry R. Goodemote, who will succeed retiring CFO John J. Murphy, effective January 1, 2007.  Mr. Goodemote’s base salary will be $125,000, and he will receive other benefits typically made available to executive officers, including medical, dental and life insurance benefits and eligibility to participate in compensation plans including the annual incentive (bonus) plan and stock option plans, and participation in various retirement and supplemental retirement plans.

The Committee also approved a change-in-control agreement between the registrant and Mr. Goodemote.  The agreement does not guarantee Mr. Goodemote continuing employment or a specified salary for any designated period of time, but merely provides that in the event of a change-in-control of the registrant occurring during his employment, he will receive a cash payment and certain benefits.  Specifically, under the agreement, if there is a change-in-control of the registrant, Mr. Goodemote would be entitled to receive a lump-sum cash payment equal to one year’s base salary, plus continuing medical, dental and life insurance coverage.

Other Executive Officers.  At the Meeting the Committee approved a 3.4 percent increase in base annual salary for John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, effective January 1, 2007.  The Committee also approved a new change-in-control agreement between Mr. Van Leeuwen and the registrant.  The agreement does not guarantee Mr. Van Leeuwen continuing employment or a specified salary for any designated period of time, but merely provides that in the event of a change-in-control of the registrant occurring during his employment, he will receive a cash payment and certain benefits.  Specifically, under the agreement, if there is a change-in-control of the registrant, Mr. Van Leeuwen would be entitled to receive a lump-sum cash payment equal to two years’ base salary, plus continuing medical, dental and life insurance coverage.

The Committee also approved a 3.6 percent increase in base annual salary for Senior Vice President and Corporate Secretary Gerard R. Bilodeau, effective January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: December 5, 2006

By: ______/s/ John J. Murphy

John J. Murphy

Executive Vice President, Treasurer

and Chief Financial Officer